Exhibit 10.2

May 30, 2018

Marla A. Ryan

VIA HAND DELIVERY

Re:	Employment Terms

Dear Marla:

On behalf of Destination Maternity Corporation (the “Company”), I am pleased to confirm the Company’s employment of you (also referred to as the “Executive”) as the Chief Executive Officer of the Company. This letter agreement (“Agreement”) memorializes the terms and conditions agreed to and shall become effective May 30, 2018 (the “Effective Date”). The terms and conditions of your employment with the Company following the Effective Date shall be as follows:

POSITION:	Chief Executive Officer of the Company.

REPORTING:	Board of Directors of the Company (the “Board”).

DUTIES:	During your employment by the Company, you shall use your best efforts to serve the Company faithfully and shall devote your full time, attention, skill and efforts to the performance of the duties required as or appropriate for a Chief Executive Officer of the Company. You agree to assume such duties and responsibilities as may be customarily incident to such position and as may be reasonably and lawfully assigned to you from time to time by the Board.

Your employment will be on an at-will basis.

EMPLOYMENT AGREEMENT:	The Company and the Executive intend to enter into a new and more complete employment agreement (the “Definitive Agreement”) by July 30, 2018. Each of you and the Company agrees to work in good faith to complete and execute such agreement on mutually agreeable terms as soon as possible and in no event later than July 30, 2018.

BASE SALARY:	Commencing with the Effective Date, you will be paid an annualized base salary of $620,000 (“Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time.

EXPENSES:	The Company shall reimburse you for all reasonable and necessary business expenses incurred for the benefit of the Company during your period of service, including reimbursement of reasonable transportation and temporary living expenses incurred by you as a result of your commuting and/or temporary relocation during your period of service.

BENEFITS:	During your employment, you will be eligible to participate in all medical and health plans or other employee welfare benefit or retirement plans that the Company provides to other senior executive officers, subject to the terms of those plans.

TERMINATION:	As stated above, you will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or any advance notice.

Upon any cessation of your employment with the Company, you will be entitled only to such compensation and benefits as described in Appendix A to this Agreement.

SECTION 409A COMPLIANCE:	Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from Section 409A, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder.

Notwithstanding anything to the contrary contained in this Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

MISCELLANEOUS:	The Company will pay reasonable legal fees incurred by you in negotiating this Agreement and the Definitive Agreement.

The Company will be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company will be entitled to rely on the advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

As a Company employee, you will be expected to abide by all Company rules and regulations.

Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Board at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law doctrine.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

This Agreement forms the complete statement of your employment terms with the Company, and supersedes any other agreements made to you by anyone, whether oral or written. This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

If you are in agreement with the foregoing, please execute this Agreement at the signature line below and return an executed copy to my attention.

Very truly yours,

/s/ David Stern
Destination Maternity Corporation
David Stern
Executive Vice President & Chief Financial Officer

Accepted and agreed to by:

/s/ Marla A. Ryan
Marla A. Ryan

Date: May 30, 2018

Appendix A

1.    Termination. Upon any cessation of her employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 1. Upon any cessation of her employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions she then holds with the Company and its affiliates, other than the Board of Directors of the Company.

1.1.    Termination without Cause or for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

1.1.1.    payment of all accrued and unpaid Base Salary through the date of such cessation;

1.1.2.    a lump sum severance payment of $50,000; and

1.1.3.    monthly reimbursement of the applicable premium payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, her eligible dependents) for a period equal to 12 months.

Except as otherwise provided in this Section 1.1, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 1.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 1.1 are conditioned on Executive’s execution and delivery to the Company, within 45 days following her cessation of employment, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require (the “Release”). Subject to the “Section 409A Compliance” section of the Agreement to which this Appendix is attached, and provided the Release is not revoked, the severance benefits described herein will begin to be paid or provided (x) 15 days after the Release has been delivered, if the 60-day period following the cessation of employment does not straddle two calendar years; or (y) the later of 15 days after the Release has been delivered or the first regularly scheduled payroll date in the calendar year following the cessation of employment, if the 60-day period following such cessation straddles two calendar years.

1.2.    Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 1.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s disability or (d) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

1.3.    Definitions. For purposes of this Agreement:

1.3.1.    “Cause” means: (a) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (b) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (c) willful misconduct or gross negligence in the course of employment; (d) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (e) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (f) refusal to perform the lawful and reasonable directives of the Board of Directors. For avoidance of doubt, a separation from service that occurs as a result of a condition entitling the Executive to benefits under any Company sponsored or funded long term disability arrangement will not constitute a termination “without Cause.”

1.3.2.    “Good Reason” means any of the following, without the Executive’s prior consent: (a) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Executive’s position) or removal from the Board of Directors of the Company; (b) a reduction in Base Salary; or (c) a relocation of the Executive’s principal worksite more than 50 miles. However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns her employment within 30 days following the expiration of that cure period.